Exhibit 99

Contact:

Curtis A. Sampson, Chairman and Chief Executive Officer

Steven H. Sjogren, President

Paul N. Hanson, Vice President and Treasurer

For Immediate Release

Hector Communications Corporation Reports Revenues and Earnings for 2005 First Quarter

May 3, 2005—Hector, MN—Hector Communications Corporation (AMEX: HCT) today reported operating results for its first quarter ended March 31, 2005. Revenues were $7,649,000 for the three months ended March 31, 2005, a decrease of 4% from $7,946,000 in 2004. The revenue decrease was mainly due to lower access revenues from long distance and wireless carriers.  Operating income decreased 8% to $1,813,000 compared to $1,981,000 in 2004. Income from the Company’s investment in Midwest Wireless Holdings LLC was $1,070,000 in the 2005 period compared to $682,000 in 2004. Net income was $1,386,000 or $.34 per diluted share in 2005 compared to $1,194,000 or $.31 per diluted share in 2004.

Curtis A. Sampson, Chairman and Chief Executive Officer, said  “While growth in income from our investment in Midwest Wireless has softened the impact of declining access revenues on our net income in the past several quarters, we expect that the Company’s core business, wireline telephone service in rural communities, will continue to face significant challenges.  In addition to the loss of access revenue due to the impact of the dramatic growth in wireless telephony, these challenges include the emergence of Voice over Internet Protocol (VoIP) and possible changes to the level of regulatory support for rural telecommunications. The management and Board of Directors of the Company continue to assess all strategic options and are currently in the process of hiring an investment banking firm to assist in this effort.”

Hector Communications Corporation is a telecommunications holding company that, through its subsidiaries, provides local telephone, video and high-speed Internet service in rural communities in Minnesota, Wisconsin and North Dakota.  The Company serves 29,400 telephone access lines, 7,900 cable television subscribers and 10,700 Internet customers and has minority ownership interests in other telecommunications companies.

From time to time in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders and the investing public, the Company may make statements regarding the Company’s future financial performance.  Such forward looking statements are subject to risks and uncertainties, including but not limited to, the effects of the Telecommunications Act, new technological developments which may reduce barriers for competitors entering the Company’s local exchange or cable television markets, higher than expected expenses and other risks involving the telecommunications industry generally.  All such forward-looking statements should be considered in light of such risks and uncertainties.

Hector Communications Corporation and Subsidiaries
Earnings Summary

	Three Months Ended March 31
	2005	2004

Revenues	$7,648,997	$7,945,653
Operating income	1,813,311	1,981,193
Other income (expense):
Income (loss) from investments:
Midwest Wireless Holdings, LLC	1,070,343	682,129
Other unconsolidated affiliates	(2,201)	45,186
Interest and dividend income	184,781	53,526
Interest expense	(730,172)	(771,469)
Net other income	522,751	9,372

Income from continuing operations before income taxes	2,336,062	1,990,565
Income tax expense	950,000	797,000
Net Income	$1,386,062	$1,193,565

Basic net income per common share:	$.37	$.34

Diluted net income per share	$.34	$.31

Hector Communications Corporation and Subsidiaries
Condensed Balance Sheet

	March 31	December 31
	2005	2004

Cash	$21,575,280	$19,980,506
Other current assets	8,587,348	8,032,610
Property, plant and equipment, net	38,553,049	40,040,493
Excess of cost over net assets acquired	30,921,094	30,921,094
Investment in Midwest Wireless Holdings, LLC	15,990,252	15,380,543
Investments in other unconsolidated affiliates	3,264,818	3,304,726
Other investments	7,581,441	6,880,549
Other assets	371,724	382,322
Total Assets	$126,845,006	$124,922,843

Notes payable and current portion of long-term debt	$6,652,000	$6,352,000
Other current liabilities	4,680,446	4,060,611
Long-term debt, less current portion	53,842,643	54,084,480
Deferred taxes and credits	5,458,420	5,463,894
Deferred compensation	746,200	749,128
Stockholders’ equity	55,465,297	54,212,730
Total Liabilities and Stockholders’ Equity	$126,845,006	$124,922,843